Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mohawk Industries Inc.:

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 23, 2007, relating to the combined consolidated financial statements of Unilin Flooring BVBA and Unilin Holding Inc. and subsidiaries for the year ended December 31, 2006, appearing in Mohawk Industries, Inc’s Annual Report on Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Atrio Bedrijfsrevisoren Burg. CVBA

Represented by

/s/ Veerle Catry
Veerle Catry

Merelbeke, Belgium

March 9, 2009